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                                                                     EXHIBIT 4.2


                       ESCROW AND DISBURSEMENT AGREEMENT



                          This ESCROW AND DISBURSEMENT AGREEMENT ("Agreement"),
dated as of July 24, 1998 is entered into by and among THE CHASE MANHATTAN BANK, as escrow agent (together with any Subcustodian (as defined in Section 2(a) below), "Escrow Agent"), BANK OF MONTREAL TRUST COMPANY, as trustee for the benefit of the holders of the Notes (as defined below) under the Indenture (as defined below) (the "Trustee"), and SPLITROCK SERVICES, INC., a Delaware corporation (the "Company").

                                    RECITALS

                          A. Pursuant to that certain Indenture dated as of July 24, 1998, by and among the Company and the Trustee (the "Indenture"), the Company has issued $261,000,000 aggregate principal amount of its 11 3/4% Senior Notes due 2008 (together with any other Securities issued under the Indenture, including in connection with a Registered Exchange Offer, the "Notes").

                          B. The parties are entering into this Agreement to set forth the conditions upon which, and the manner in which, funds will be disbursed from the Escrow Account to be established pursuant to this Agreement and released from the security interest and lien described in Section 6(a) of this Agreement.

                                   AGREEMENT

                 NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Defined Terms. Capitalized terms used herein but not defined herein shall have the meanings given in the Indenture. In addition to any other defined terms used herein, the following terms shall constitute defined terms for purposes of this Agreement and shall have the meanings set forth below:

                          "Acceptable Replacement Escrow Agent" means a
corporation organized and doing business under the laws of the United States of America or of any state thereof authorized under such laws to exercise corporate trustee power, subject to supervision or examination by federal or state authority and having a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

                          "Available Funds" means (A) the sum of (i) the
Initial Escrow Amount and (ii) interest and other amounts earned, if any, or dividends paid on the funds in the Escrow Account (including holdings of Temporary Cash Investments), less (B) the aggregate disbursements previously made pursuant to this Agreement.

                          "Escrow Account" means the escrow account established
pursuant to Section 2 hereof.
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                          "Escrow Account Statement" shall have the meaning
given in Section 2(g) hereof.

                          "Escrow Agent" has the meaning set forth in Section
2(a) hereof.

                          "Escrow Collateral" shall have the meaning given in
Section 6(a) hereof.

                          "Initial Escrow Amount" means $56,604,237.20.

                          "Payment Notice and Disbursement Request" means a
notice sent by the Trustee to Escrow Agent ordering a disbursement of funds from the Escrow Account, in substantially the form of Exhibit A hereto. Each Payment Notice and Disbursement Request shall be signed by an officer of the Trustee whose signature appears on a Certificate of Incumbency, as defined in
Section 2(i), that has been provided to the Escrow Agent.

         2.      Escrow Account, Escrow Agent.

         (a) Appointment of Escrow Agent. The Trustee and the Company hereby appoint THE CHASE MANHATTAN BANK, and THE CHASE MANHATTAN BANK hereby accepts appointment, as escrow agent ("Escrow Agent") under the terms and conditions of this Agreement. The term "Escrow Agent" shall be deemed to include any successor to, or subcustodian located in the State of New York ("Subcustodian") appointed by, Escrow Agent.

         (b)     Establishment of Escrow Account.

                          (i)     Concurrently with the execution and delivery
hereof, Escrow Agent shall establish the Escrow Account at the office of Escrow Agent or Subcustodian in New York. All funds and Temporary Cash Investments accepted by Escrow Agent pursuant to this Agreement shall be held for the exclusive benefit of the Trustee, for the ratable benefit of the holders of the Notes. All such funds and Temporary Cash Investments shall be held in the Escrow Account until disbursed in accordance with the terms hereof. The Escrow Account, and the funds and any permitted Temporary Cash Investments and proceeds held therein by Escrow Agent, shall be deemed to be under the sole dominion and control of the Trustee for the ratable benefit of the holders of the Notes and all such funds and Temporary Cash Investments shall be held by Escrow Agent separate and apart from all other funds or investments of or held by Escrow Agent, subject to Section 5 hereof. Concurrently with the execution and delivery hereof, the Company shall deliver the Initial Escrow Amount in cash or Temporary Cash Investments to Escrow Agent for deposit into the Escrow Account against Escrow Agent's written acknowledgment and receipt of the Initial Escrow Amount. Escrow Agent hereby acknowledges the security interest in the Escrow Collateral in favor of the Trustee as a secured party for the ratable benefit of the holders of the Notes. Escrow Agent does not have any interest in the Escrow Collateral except as escrow holder for the benefit of the Trustee for the ratable benefit of the holders of the Notes. The parties acknowledge that this Agreement is intended to establish control of the Escrow Account and the Escrow Collateral in favor of the Trustee for the ratable benefit of the holders of the Notes in accordance and for purposes of Sections 8-106 and 9-115 of the Uniform Commercial Code (as defined in the Indenture). The parties agree that no other person shall be granted such control.

                          (ii)    The Company shall pay or reimburse Escrow
Agent upon request for any transfer taxes or other taxes, fees, charges or expenses relating to the Escrow Collateral incurred



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in connection herewith and shall indemnify and hold harmless Escrow Agent from any amounts that it is obligated to pay in the way of such taxes, fees, charges or expenses. Any payments of income from the Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate W-9 forms for tax identification number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Company shall be responsible for reporting and paying taxes on all income earned on investment of funds which are part of the Escrow Collateral. This paragraph shall survive notwithstanding any termination of this Agreement or the earlier resignation or removal of Escrow Agent.

                          (iii)   Escrow Agent hereby confirms that (i) it has
established the Escrow Account, (ii) it will hold (a) the Escrow Account and any and all cash and Temporary Cash Investments (whether certificated or uncertificated), now or hereafter held in or constituting part of or relating to such Escrow Account, (b) all related stock and bond powers, certificates and instruments held in the Escrow Account and all replacements, substitutions, interest, cash and stock dividends, warrants, options, money, instruments, documents, goods, chattel paper, accounts, general intangibles, deposit accounts, partnership and limited liability company interests, and other property and rights of any nature paid, accrued, received, receivable or distributed with respect thereto from time to time, and (c) with respect to the foregoing, all products and proceeds thereof, (iii) the Escrow Account is a "securities account" as such term is defined in Section 8-501(a) of the Uniform Commercial Code, (iv) each item of property (including securities) credited to the Escrow Account shall be treated as a "financial asset" within the meaning of Section 8-102 of the Uniform Commercial Code, (v) all property (including securities) delivered to it will be promptly credited to the Escrow Account and
(vi) all property (including securities) underlying any financial assets credited to the Escrow Account shall be registered in the name of the Trustee or Escrow Agent, endorsed to the Trustee, Escrow Agent or in blank or credited to another securities account maintained in the name of Escrow Agent and in no case will any financial asset credited to the Escrow Account be registered in the name of the Company, payable to the order of the Company or specially endorsed to the Company. Escrow Agent shall receive and hold in the Escrow Account all Escrow Collateral purchased from or through Escrow Agent with assets in the Escrow Account and record or credit all such Escrow Collateral in the name of "Bank of Montreal Trust Company, as Trustee under the Indenture dated as of July 24, 1998" or in the name of Escrow Agent and Escrow Agent shall collect all income and all proceeds of sales or other dispositions of such Escrow Collateral and deposit the same in the Escrow Account.

         (c)     Escrow Agent Compensation.

                          (i)     The Company shall pay to Escrow Agent from
time to time such compensation for its services as may be agreed upon by Escrow Agent and the Company from time to time. The Company shall reimburse Escrow Agent upon request for all reasonable out-of-pocket expenses incurred by it, including costs of collections, in addition to the compensation for its services. Such expenses shall include the compensation and expenses, disbursements and advances of Escrow Agent's agents, counsel, accountants and experts.

                          (ii)    To the extent not paid by the Company when
due, Escrow Agent shall be entitled to disburse from the Escrow Account upon written permission from the Trustee all amounts due to Escrow Agent as compensation for services to be performed by Escrow Agent under this Agreement.





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         (d)     Investment of Funds in Escrow Account.  Funds deposited in the
Escrow Account shall be invested and reinvested upon the following terms and conditions:

                          (i)     Acceptable Investments.  Funds deposited in
the Escrow Account (including proceeds of any Temporary Cash Investments at maturity and interest and other earnings paid on any such investments) shall be invested by Escrow Agent in Temporary Cash Investments in accordance with the Company's written instructions to Escrow Agent accompanied by a certification of the Company that such investments are in accordance with the terms of this paragraph. The Company shall so instruct Escrow Agent in a manner such that the Company in its sole discretion determines at such time is in accordance with the Indenture and will generate sufficient funds available without any further deposit by the Company of funds or securities into the Escrow Account (other than the reinvestment of funds in the form of cash or Temporary Cash Investments as Temporary Cash Investments mature) to cover all interest due on the outstanding Notes, as such interest becomes due, for each Interest Payment Date occurring from the Closing Date and ending on (and including) the fourth such Interest Payment Date. Any Temporary Cash Investments constituting Escrow Collateral maintained with the Federal Reserve Bank shall be transferred to a book-entry account in the name of Escrow Agent, for the benefit of the Trustee for the ratable benefit of the holders of the Notes, (subject to Sections 3 and Section 5 hereof). Escrow Agent shall have no responsibility for determining whether funds held in the Escrow Account shall have been invested in such a manner so as to comply with the requirements of the second sentence of this clause (i) or the Indenture, and shall have no responsibility for, and the Company indemnifies and holds harmless Escrow Agent, its officers, directors, agents and employees from any liability in connection with, any gain or loss on any investment made pursuant to this clause (i) or the lack of sufficient funds available in the Escrow Account to cover all interest or other amounts due on any Interest Payment Date or otherwise.

                          (ii)    Security Interest in Investments.  No
investment of funds in the Escrow Account shall be made unless the Company has certified in writing to Escrow Agent upon advice of legal counsel that, upon such investment, the Trustee will have a valid and perfected first priority security interest in the applicable investment (such advice of legal counsel relating solely to the manner of perfecting a security interest in a particular type of investment, but not to whether such perfection has been achieved in the instance). A certificate as to a class of investments need not be issued with respect to individual investments in securities in that class if the certificate applicable to the class remains accurate with respect to such individual investments, which continued accuracy Escrow Agent may conclusively assume. When and if the Indenture is qualified under the Trust Indenture Act of 1939, as amended (the "TIA"), to the extent, if any, that Section 314(b) of the TIA is applicable, on such date and on each annual anniversary of such date until the date upon which the balance of the Available Funds shall have been reduced to zero, each of the Trustee and Escrow Agent shall receive an opinion of counsel to the Company, dated each such date as applicable, which opinion shall meet the requirements of Section 314(b) of the TIA.

                          (iii)   Interest and Dividends.  Subject to the
security interest granted therein for the benefit of the Trustee for the ratable benefit of the holders of the Notes, and subject to the other terms and conditions of this Agreement, all interest and other amounts earned and dividends paid on funds invested in Temporary Cash Investments in accordance with the written instructions of the Company shall be deposited in the Escrow Account, and commingled with the funds therein, for the exclusive benefit of the Trustee for the ratable benefit of the holders of the Notes (subject to Sections 3 and 5 hereof) and shall be reinvested in accordance with the terms hereof at the Company's written instruction and subject to disbursement as provided herein.





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         (e)     Limitation on Escrow Agent's Responsibilities.

                          (i)     Escrow Agent's duties and responsibilities
shall be limited to those expressly set forth in this Agreement. Escrow Agent shall not be subject to, or obligated to recognize, any agreement other than this Agreement to which the Company, the Trustee, or either of them may be a party. References in this Agreement to any such agreement are for identification and definitional purposes only.

                          (ii)    Escrow Agent shall have no obligation with
respect to the Escrow Account other than to follow faithfully instructions contained in this Agreement or delivered to Escrow Agent in accordance with this Agreement. Escrow Agent may conclusively rely and act upon any written notice, instruction, direction, request, waiver, consent, receipt, or other paper or document ("Instructions") which it believes in good faith to be genuine and what it purports to be. Escrow Agent shall be subject to no liability with respect to the form, execution, or validity of any such Instruction. Escrow Agent shall not be liable for verifying the accuracy of any certifications made by the Company or the Trustee, including without limitation, any certifications made in any Payment Notice and Disbursement Request.

                          (iii)   Escrow Agent shall not be liable for any
error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for doing anything which, in good faith, it may do or refrain from doing in connection with the Escrow Account, except in each case in the event of Escrow Agent's gross negligence or willful misconduct.

         (f)     Substitution of Escrow Agent.

                          (i)     The Company shall have the right to cause
Escrow Agent to be relieved of its duties hereunder and to select a substitute escrow agent to serve hereunder (provided such substitute escrow agent is an Acceptable Replacement Escrow Agent), upon the expiration of thirty (30) days following delivery of written notice of substitution to Escrow Agent and the Trustee. Upon selection of such substitute escrow agent, such substitute escrow agent and the parties hereto other than the substituted escrow agent shall enter into an agreement substantially identical to this Agreement and, thereafter, Escrow Agent shall be relieved of its duties and obligations to perform hereunder, except that Escrow Agent shall transfer to the substitute escrow agent upon request therefor all funds and Temporary Cash Investments maintained by Escrow Agent hereunder and copies of all books, records, plans and other documents in Escrow Agent's possession relating to such funds or Temporary Cash Investments or this Agreement.

                          (ii)    Escrow Agent, or any substitute escrow agent,
may at any time resign and be discharged of its duties and obligations under this Agreement by giving at least thirty (30) days' notice to the Company and the Trustee. The Company shall appoint an Acceptable Replacement Escrow Agent as substitute escrow agent prior to the effective date of such resignation.

                          (iii)   If the Company fails to appoint a substitute
escrow agent as required under paragraph (ii) above, Escrow Agent shall deliver all assets held in the Escrow Account to an Acceptable Replacement Escrow Agent of either its choosing or as appointed by a court upon application therefor, or to a court as directed.





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                          (iv)    Escrow Agent shall be discharged from any
further duties under this Agreement upon its transfer of the assets held in the Escrow Account to an Acceptable Replacement Escrow Agent.

         (g) Escrow Account Statement. Escrow Agent shall deliver to the Company and the Trustee a monthly statement setting forth with reasonable particularity the Escrow Collateral then held by Escrow Agent, and the manner in which the Escrow Collateral is invested (the "Escrow Account Statement"). The books and records of Escrow Agent with respect to the Escrow Account shall be open to inspection and audit at reasonable times during reasonable business hours by the Trustee and the Company by their respective representatives. The parties hereto irrevocably instruct Escrow Agent that on the first date upon which the balance in the Escrow Account (including the holdings of all Temporary Cash Investments) is reduced to zero, Escrow Agent shall deliver to the Company and to the Trustee a notice that the balance in the Escrow Account has been reduced to zero.

         (h)     Other Powers of Escrow Agent.

                          (i)     Escrow Agent may register any investments
held by the Escrow Account in its nominee name without increase or decrease of liability.

                          (ii)    Escrow Agent may consult with and obtain
advice from legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or any of Escrow Agent's duties under this Agreement, and Escrow Agent shall incur no liability in acting in good faith in accordance with the advice of such counsel. The reasonable fees for consultation with such counsel shall be a proper expense chargeable to the Company, and if the Company does not reimburse Escrow Agent for such reasonable fees, to the Escrow Account upon written permission of the Trustee, provided that Escrow Agent provides the Company with prior written notice of any such charge.

         (i) Incumbency Certificate. The Company and the Trustee each shall provide a certificate (a "Certificate of Incumbency") to Escrow Agent as to the incumbency and signatures of those individuals authorized to provide from time to time instructions relating to the Escrow Account or to execute documents to be provided to Escrow Agent. The Company and the Trustee also shall notify Escrow Agent of any changes to such a certificate. Escrow Agent may conclusively rely on the accuracy and completeness of any such certificate unless and until it has received an acceptable replacement certificate. All certificates provided under this Section 2(i) shall be executed by the applicable party's corporate secretary or assistant secretary or, if the party does not have a corporate secretary or assistant secretary, by an authorized officer.

         3.      Disbursements.

         (a) Disbursements. To the extent that there are sufficient funds in the Escrow Account, Escrow Agent shall disburse to the Trustee for payment to the Holders of the Notes at or before 11:00 a.m. New York City time on the day of each Interest Payment Date described in Section 2(d)(i) hereof the amount specified in a Payment Notice and Disbursement Request in substantially the form of Exhibit A hereto. Such Payment Notice and Disbursement Request shall be provided to Escrow Agent at least two Business Days prior to such Interest Payment Date. Escrow Agent shall have no obligation to make any payment or disbursement to the extent, if any, that there are insufficient funds in the Escrow Account.





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         (b)     Retired Notes.  In the event that prior to the fourth Interest
Payment Date a portion of the Notes has been retired by the Company and submitted to the Trustee for cancellation and there is no Default or Event of Default under the Indenture, funds representing interest that would have been due on such retired Notes through and including the fourth Interest Payment Date less any amounts due to Escrow Agent shall, upon receipt of a Payment Notice and Disbursement Request in substantially the form of Exhibit A attached hereto, be paid to the Company. The Trustee shall provide such order to Escrow Agent (i) upon receipt of notice of similar effect from, and certification of such retirement by, the Company, which notice and certification shall be provided to Escrow Agent and (ii) upon the Company's compliance with the release of collateral provisions of the TIA to the extent applicable.

         (c) Excess Amounts. Notwithstanding anything in this Agreement to the contrary, so long as no Default or Event of Default shall have occurred and be continuing, at such time as all interest due on the Notes through and including the fourth Interest Payment Date on the Notes has been paid to the Holders thereof pursuant to the Indenture and in accordance herewith, and all other amounts due and owing under this Agreement and the Indenture, including but not limited to the compensation, expenses, disbursements and advances of Escrow Agent and the Trustee or their agents or counsel, upon receipt of a Payment Notice and Disbursement Request in substantially the form of Exhibit A attached hereto, Escrow Agent shall disburse all remaining funds and Temporary Cash Investments in the Escrow Account to the Company and pending such disbursement shall hold such funds or securities for the Company, except that no such disbursement shall be made unless the Company has certified in writing to Escrow Agent that all interest due and payable on the Notes from time to time outstanding through and including the fourth Interest Payment Date has been paid to the Holders thereof pursuant to the Indenture and in accordance with this Agreement and the Company has indemnified Escrow Agent, its officers, directors, employees and agents, for any liability, loss or expense in connection therewith.

         (d) Acceleration. Upon the acceleration of the maturity of the Notes prior to the payment in full of the first four scheduled interest payments, Escrow Agent shall, upon the receipt of written notice from the Trustee, as agent for the Trustee, foreclose upon the Escrow Collateral and shall apply the proceeds of such foreclosure in accordance with Section 6.10 of the Indenture. Escrow Agent shall be entitled to reimbursement of all expenses, disbursements and advances incurred or made by it in connection with such foreclosure and application of proceeds.

         (e) Escrow Agent shall in no event deliver any Escrow Collateral held in the Escrow Account to the Company or any affiliate, employee or agent of the Company unless it receives a written order from the Trustee to do so.

         (f) The Company hereby irrevocably directs Escrow Agent to, and Escrow Agent agrees it will, comply with instructions originated by the Trustee and entitlement orders (within the meaning of Section 8-102 of the Uniform Commercial Code) from the Trustee with respect to the Escrow Collateral without further consent by the Company or any other Person. Escrow Agent shall, subject to the terms of this Agreement, treat the Trustee as entitled to exercise the rights that comprise any financial asset credited to the Escrow Account. In furtherance of, and without limiting the effectiveness of, the foregoing, Escrow Agent will comply with orders from the Trustee directing Escrow Agent to hold, transfer or dispose of the Escrow Collateral (and any financial asset (within the meaning of Section 8-102 of the Uniform Commercial
Code) subject to any security entitlement included therein), or any part thereof, as the Trustee may from time to time specify, in each case without obtaining consent from the Company in respect thereof. The Trustee covenants to the





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Company not to issue any entitlement orders except as permitted by this
Agreement and the Indenture; however, Escrow Agent shall comply with all entitlement orders issued by the Trustee regardless of whether such orders are authorized by this Agreement and the Indenture.

         4. Escrow Agent. Escrow Agent's responsibility and liability under this Agreement shall be limited as follows: (i) Escrow Agent does not represent, warrant or guaranty to the holders of the Notes from time to time the performance of the Company or the Trustee; (ii) Escrow Agent shall have no responsibility to the Company or the holders of the Notes or the Trustee from time to time as a consequence of performance or nonperformance by Escrow Agent hereunder, except for any gross negligence or willful misconduct of Escrow Agent; (iii) the Company shall remain solely responsible for all aspects of the Company's business and conduct; and (iv) Escrow Agent is not obligated to supervise, inspect or inform the Company or any third party of any matter referred to above.

                 No implied covenants or obligations shall be inferred from this Agreement against Escrow Agent, nor shall Escrow Agent be bound by the provisions of any agreement beyond the specific terms hereof. Specifically and without limiting the foregoing, Escrow Agent shall in no event have any liability in connection with its investment, reinvestment or liquidation, in good faith and in accordance with the terms hereof, of any funds or Temporary Cash Investments held by it hereunder, including, without limitation, any liability for any delay not resulting from its gross negligence or willful misconduct in such investment, reinvestment or liquidation, or for any loss of principal or income incident to any such delay.

                 Escrow Agent shall be entitled to conclusively rely upon any judicial order or judgment, upon any written opinion of counsel or upon any certification, instruction, notice, or other writing delivered to it by the Company or the Trustee in compliance with the provisions of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of service thereof. Escrow Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or signature believed by it to be genuine and may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

                 Escrow Agent may act pursuant to the written advice of counsel chosen by it with respect to any matter relating to this Agreement and (subject to Section 4(ii) hereof) shall not be liable for any action taken or omitted in accordance with such advice.

                 Escrow Agent shall not be called upon to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder. Escrow Agent shall not be responsible for or incur any liability in connection with the performance of any investment made at the discretion of the Company, for any other loss or gain in the Escrow Account, or for the sufficiency of funds in the Escrow Account to cover interest payments on the Notes.

                 Escrow Agent shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that Escrow Agent's conduct does not constitute wilful misconduct or negligence.





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
                 In no event shall Escrow Agent hereunder be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                 No provisions hereunder shall require Escrow Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers.

         5. Indemnity. The Company shall indemnify, hold harmless and defend Escrow Agent, and its directors, officers, agents and employees, from and against any and all claims, actions, obligations, liabilities and expenses, including defense costs, investigative fees and costs, legal fees, and claims for damages, arising from Escrow Agent's performance under this Agreement, except to the extent that such liability, expense or claim is directly attributable to the gross negligence or willful misconduct of such indemnified person. In the defense of any claim, Escrow Agent may have separate counsel and the Company shall pay the fees and expenses of such counsel. In connection with any claim, action, obligation, liability or expense for which indemnification is sought by Escrow Agent hereunder, Escrow Agent shall be entitled to recover its costs and expenses as incurred from funds available in the Escrow Account and the Company shall be required to deposit in the Escrow Account an amount of cash equal to the amount so received by Escrow Agent. The indemnification provisions of this Section 5 shall survive the termination of this Agreement or the earlier resignation or removal of Escrow Agent.

         6.      Grant of Security Interest; Instructions to Escrow Agent.

         (a) The Company hereby irrevocably grants a first priority security interest in, and pledges, assigns and sets over to the Trustee all of the Company's right, title and interest in, the Initial Escrow Amount, the Escrow Account, all funds held therein and all Temporary Cash Investments and replacements thereof and proceeds of each of the foregoing held by or on behalf of Escrow Agent including, without limitation, any of the foregoing which is a certificated or uncertificated security, a security entitlement, a securities account, investment property, a financial asset, a Treasury security (including any Treasury STRIPS (Separate Trading of Registered Interest and Principal of Securities) (collectively, the "Escrow Collateral"), to secure all obligations and indebtedness of the Company under the Notes and any other obligation now or hereafter arising, of every kind and nature, owed by the Company under the Indenture to the Holders of the Notes or the Trustee. The Company agrees to take all actions necessary to create and maintain a valid and perfected first priority security interest in the Escrow Collateral in favor of the Trustee for the benefit of the Holders.

         (b) The Company and the Trustee hereby irrevocably instruct Escrow Agent to and Escrow Agent will: (i)(A) except as required to create and maintain a valid and perfected first priority security interest in the Escrow Collateral in favor of the Trustee for the benefit of the Holders, maintain together with the Trustee sole and exclusive possession, dominion and control over funds and Temporary Cash Investments in the Escrow Account for the benefit of the Trustee for the ratable benefit of the holders of the Notes as required herein until full and final payment of all interest due on the Notes through and including the fourth Interest Payment Date and (B) take all applicable steps set forth in Section 2(d) hereof; (ii) maintain all of the Escrow Collateral free and clear of all liens, security interests, safekeeping or other charges, demands and claims against Escrow Agent of any nature whatsoever now or hereafter existing, in favor of anyone other than Escrow





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
Agent and the Trustee; (iii) take all actions necessary (including placing any Escrow Account passbook under the control of the Trustee) to ensure a valid and perfected first priority security interest in the Escrow Collateral in favor of the Trustee for the benefit of the Holders; (iv) promptly notify the Trustee if Escrow Agent becomes aware that any person other than the Trustee has a lien or security interest upon any portion of the Escrow Collateral (other than any claim which Escrow Agent may have against the Escrow Account for unpaid fees and expenses); (v) immediately disburse all funds held in the Escrow Account to the Trustee and transfer title to all Temporary Cash Investments held by Escrow Agent hereunder to the Trustee upon written notice by the Trustee to Escrow Agent (without any consent from the Company) that as a result of a Default or Event of Default under the Indenture, the indebtedness represented by the Notes has been accelerated and has become due and payable; and (vi) comply with
Section 3(f) hereof.

         (c) Any money and Temporary Cash Investments collected by the Trustee pursuant to Article 6 of the Indenture shall be applied as provided in
Section  6.10 of the Indenture.

         (d) Upon demand, the Company and Escrow Agent will execute and deliver to the Trustee such instruments and documents as the Trustee may reasonably deem necessary or advisable to confirm or perfect the rights of the Trustee under this Agreement and the Trustee's interest in the Escrow Collateral.

         (e) The Company hereby appoints the Trustee as its attorney-in-fact effective upon and during the continuance of a Default or an Event of Default under the Indenture with full power of substitution to do any act which the Company is obligated hereunder to do, and the Trustee may exercise such rights as the Company might exercise with respect to the Escrow Collateral and take any action in the Company's name to protect the Trustee's security interest hereunder.

         7.      Termination.  This Agreement shall terminate automatically ten
(10) days following the date upon which the balance of funds in the Escrow Account and other Escrow Collateral shall have been reduced to zero, unless sooner terminated either pursuant to the terms of the Indenture or by agreement of the parties hereto (in accordance with the terms hereof and not in violation of the Indenture), provided, however, that the obligations of the Company under
Section 5 of this Agreement shall survive termination of this Agreement or the resignation or removal of Escrow Agent; provided, further, however, that until such tenth day, this Agreement (or any permitted successor agreement) will remain in effect and the Company will use its reasonable best efforts to cause there to be an escrow agent (including any permitted successor thereto) acting hereunder (or under any such permitted successor agreement).

         8.      Miscellaneous.

         (a) Waiver. Any party hereto may specifically waive any breach of this Agreement by any other party, but no such waiver shall be deemed to have been given unless such waiver is in writing, signed by the waiving party and specifically designating the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.

         (b) Invalidity. If, for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid in a particular case or in all cases, such circumstances shall not have the effect of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid, and the inoperative, unenforceable or invalid provision shall be construed as if it were written so as to effectuate, to the maximum extent possible, the parties' intent.

         (c) Assignment. This Agreement is personal to the parties hereto, and the rights and duties of any party hereunder shall not be assignable except with the prior written consent of the other parties, provided however, that Escrow Agent may, in accordance with the terms of Agreement, appoint a Subcustodian hereunder. In any event, this Agreement shall inure to and be binding upon the parties and their successors and permitted assigns.

         (d) Benefit. The parties hereto, the holders of the Notes and their permitted assigns, but no others, shall be bound hereby and entitled to the benefits hereof.

         (e) Time. Time is of the essence in each provision of this Agreement of which time is an element.

         (f) Choice of Law. The existence, validity, construction, operation and effect of any and all terms and provisions of this Agreement (including the security interest created hereby and perfection thereof) shall be determined in accordance with and governed by the laws of the State of New York, without giving effect to conflict of law principles thereof. Escrow Agent and the Company agree that Escrow Agent's "jurisdiction", within the meaning of Section 8-110(b) of the Uniform Commercial Code, is the State of New York and the Escrow Account (as well as the Escrow Collateral related thereto) shall be governed by the laws of the State of New York.

         (g) Entire Agreement; Amendments. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and commitments, whether oral or written. This Agreement may be amended only by a writing signed by duly authorized representatives of all parties.

         (h) Notices. All notices and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given and received, regardless of when and whether received, either: (a) on the day of hand delivery; (b) three business days following the day sent, when sent by United States certified mail, postage and certification fee prepaid, return receipt requested, or (c) the next business day following the day timely delivered to a recognized next-day air courier, addressed as follows:

                 To Escrow Agent:

                 The Chase Manhattan Bank
                 450 W. 33rd St., 15th Floor
                 New York, NY 10001
                 Fax Number:  (212) 946-8154
                 Attention:  Global Trust Services

                 To the Trustee:

                 Bank of Montreal Trust Company
                 88 Pine Street, 19th Floor
                 New York, NY  10005
                 Fax Number:  (212) 701-7684
                 Attention:  Amy Roberts

                 To the Company:

                 Splitrock Services, Inc.
                 8665 New Trails Drive, Suite 200
                 The Woodlands, TX  77381
                 Fax Number: (281) 364-6668
                 Attention: Chief Financial Officer

                 with a copy (which shall not constitute notice) to:

                 Winstead Sechrest & Minick P.C.
                 910 Travis, Suite 2400
                 Houston, TX  77002
                 Attention:  Arthur S. Berner
                 Fax Number: (713) 650-2400

or at such other address as the specified entity most recently may have designated in writing in accordance with this section to the others; or (d) by facsimile transmission, with confirmation of transmission, to the fax number set forth above.

         (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         (j) Captions. Captions in this Agreement are for convenience only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

         (k) Authority of the Company; Valid and Binding Agreement. The Company hereby represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes the legal, valid and binding obligation of the Company. The execution, delivery and performance of this Agreement by the Company does not violate any applicable law or regulation to which the Company is subject and does not require the consent of any governmental or other regulatory body to which the Company is subject, except for such consents and approvals as have been obtained and are in full force and effect.

         (l) Authority of Escrow Agent and the Trustee; Valid and Binding Agreement. Each of Escrow Agent and the Trustee hereby represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation.

                 IN WITNESS WHEREOF, the parties have executed and delivered this Escrow and Disbursement Agreement as of the date first above written.

                                        ESCROW AGENT:

                                        THE CHASE MANHATTAN BANK,


                                        By:  /s/
                                            -----------------------------------
                                        Name:
                                        Title:



                                        TRUSTEE:

                                        BANK OF MONTREAL TRUST COMPANY,


                                        By:  /s/
                                            -----------------------------------
                                        Name:
                                        Title:

                                        COMPANY:

                                        SPLITROCK SERVICES, INC.,


                                        By:  /s/
                                            -----------------------------------
                                        Name:
                                        Title: